Exhibit 99.1

Stepan Sells its Specialty Polyurethane Systems Business

Northfield, Illinois, January 20, 2015 -- Stepan Company (NYSE: SCL) announced today the sale of its Specialty Polyurethane Systems business (“KITS”) to J6 Polymers, LLC.  The annual net sales associated with this business were $2.8 million.

The sale was for cash and included inventory as well as customer and supplier lists, intellectual property, formulations, manufacturing procedures and all other information required to operate the business.  The Company expects to report a pretax one-time gain of between $2.5 million and $3.0 million during the first quarter from the sale proceeds. Other terms of the agreement were not disclosed.

The products associated with this business are produced at the Company’s Millsdale, Illinois facility and third party toll manufacturers.  During a transition period, the products produced at the Company’s Millsdale, Illinois facility will be toll produced for J6 Polymers, LLC.

“This transaction will allow our Polymer business segment to redeploy resources to further improve growth and innovation in our line of polyols for Coatings, Adhesives, Sealants and Elastomers (CASE) applications” said F. Quinn Stepan Jr., President and CEO of Stepan Company.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.  The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:  Scott D. Beamer – Vice President and Chief Financial Officer   (847) 446-7500